UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2017

MITEL NETWORKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Canada	001-34699	98-0621254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Legget Drive

Ottawa, Ontario K2K 2W7

(Address of Principal Executive Offices) (Zip Code)

(613) 592-2122

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 28, 2017, Mitel Networks Corporation (“Mitel”) completed the previously-announced sale of its mobile division (the “Mobile Division”) to Mavenir Private Holdings III LLC, formerly known as Sierra Private Holdings III LLC (the “Buyer”), pursuant to the terms of that certain Stock Purchase Agreement dated as of December 18, 2016 (the “Agreement”), by and among Mitel, Mitel US Holdings, Inc., a wholly owned subsidiary of Mitel (the “Seller”), Mavenir Systems, Inc., formerly known as Mitel Mobility Inc. (“Mitel Mobility”), the Buyer and, solely for the purposes of certain sections specified therein, Sierra Private Investments, L.P. (“Sierra Investments”). Pursuant to and subject to the terms and conditions of the Agreement, the Seller sold, and the Buyer purchased, all of the outstanding shares of common stock of Mitel Mobility (the “Sale”) for a purchase price consisting of approximately $350 million in cash, a $35 million promissory note and equity units in Sierra Investments. The cash portion of the purchase price is subject to post-closing adjustments. On March 1, 2017, cash proceeds from the Sale were used to pay down $338 million principal amount of indebtedness outstanding under Mitel’s and the Seller’s credit agreement.

The foregoing description of the Agreement and the Sale does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 22, 2016 and incorporated herein by reference.

Mitel’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 present the Mobile Division as a discontinued operation as of and for the period ended December 31, 2016. Consequently, pro forma financial statements, which give effect to the disposition of the Mobile Division, are not required to be filed with this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2017

MITEL NETWORKS CORPORATION

By:	/s/ Greg Hiscock
Name:	Greg Hiscock
Title:	General Counsel & Corporate Secretary